Exhibit 10.27

Talend, Inc.

105 Fremont Av Suite F
Los Altos California
94022

Voice:

714-786-8140

Fax:

714-786-8139

www.talend.com

December 13th, 2009

Thomas Tuchscherer	Sent via E-Mail

Dear M. Tuchscherer,

Per our discussion, we are pleased to offer you the position of VP Corporate Development, conditional on the satisfactory completion of your background check. We believe your skills and experience will add significantly to the growth of Talend, Inc. Your anticipated start date is Monday, January 4th 2010, Our controller Olivier Poissonnier will be in contact with you regarding the status of the background verifications and actual start date.

Your per payroll $9,583,33 salary will be $230 000. This is an exempt position. You will be eligible to participate in a variable bonus plan of an annual amount of up to $100 000. The payment of this bonus plan will be every semester and be conditional on achieving jointly defined objectives. Your scheduled working days and hours will be Monday through Friday from 9:00am to 6:00pm. . Please remember that all salary arrangements are confidential and compensation plans are subject to change under corporate direction.

On your first day of employment, you will be given a new hire packet, including our Employee Handbook with a detailed explanation of your employee benefits. At that time, you will need to present an original document or documents that establish your identity and employment eligibility in order to complete the required 1-9 form. As a condition of your employment, you will need to sign a Confidentiality Agreement within seven days of your start date. You will also be required to bring a copy of the declaration page of your car insurance policy for proof of insurance.

This letter does not alter the “At-Will” nature of your employment, which is presumed by law to be in effect in all employment relationships. The doctrine of “At-Will” employment provides you with the right to terminate your employment at any time, with or without cause or notice, and in exchange the company has a similar right.

Please sign below to signify your acceptance of these terms and return one copy of this letter to my email. We look forward to working with you. Please call me if you have any questions at (650) 644-5590.

Sincerely,

Bertrand Diard

CEO

Agreed and accepted:	/s/ T. Tuchscherer	12/27/2009
	Employee’s Signature	Date